March 10, 2004

United States Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC

20549 USA

Dear Sirs:

We were previously the independent auditors for Klondike Star Mineral Corporation (formerly Urbanfind, Inc.) and did report on the financial statements of Klondike Star Mineral Corporation (formerly Urbanfind, Inc.) for the fiscal years ended February 28, 2003 and 2002, and reviewed the Company's financial statements through the interim period ended November 30, 2003. On March 3, 2004, we were dismissed as their independent auditors.

We have read the statements made by Klondike Star Mineral Corporation (formerly Urbanfind, Inc.) included under Item 4 of its Form 8-KA Current Report, dated March 3, 2004, and we agree with such statements.

Yours truly,

"Jim Philip"

Jim Philip, C.A.

for MORGAN & COMPANY

JLP/nm